Exhibit 99.1

NextPlat Reports $54 Million in Revenue for Full Year 2025 as Business Turnaround Initiatives Support Operational Profitability Goals in 2026

Refocusing and Cost Cutting Efforts Now Delivering Operational Improvement Including Sequential Margin Expansion and Significant Cost Reductions

HALLANDALE BEACH, FL – March 31, 2026 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced the financial results for the year ended December 31, 2025, reflecting the performance of its healthcare and e-commerce operations.

“The closing of 2025 marks the start of an exciting new period for our company as we successfully execute on our turnaround and cost-cutting plans, efforts that began to drive fundamental improvements across operational and financial metrics in the fourth quarter, putting NextPlat on a growth and profitability pathway in 2026 as outlined in our recently issued guidance press release,” said David Phipps, Chief Executive Officer and President of NextPlat Corp. “Looking into the first half of 2026, supported by a strong financial foundation and investments into business development, organizational process improvements, and enhanced customer service in our healthcare operations, we are now positioned to significantly grow the business. We believe the improved performance and profitability that we forecast for 2026 will finally deliver the value proposition that we’ve promised our shareholders for quite some time.”

Fourth Quarter and Full Year 2025 Financial Highlights

●	Consolidated revenue for the full year ended December 31, 2025, was approximately $54.3 million, compared to approximately $66.1 million for the prior year, an overall decrease of 18%.

○ Full year 2025 Healthcare Operations revenue decreased approximately $12.6 million to $39.7 million from $52.3 million in the prior year. The year-over-year decline in total revenue was attributable to the decrease in the number of total prescriptions filled of approximately $11.3 million and a decrease in 340B contract revenue of approximately $6.4 million, which were offset by the increase in reimbursement rates per prescription filled of approximately $5.1 million. During the year ended December 31, 2025, we filled approximately 374,000 prescriptions versus 473,000 in the prior year. In the fourth quarter of 2025, revenue was approximately $9.0 million compared sequentially to approximately $10.1 million in the third quarter of 2025, reflecting a 94% growth in 340B contract revenue, offset by the decrease in prescription revenue. The Company continues to shift its healthcare focus towards higher margin, higher growth pharmacy contract services such as 340B contract revenue and medication fulfillment services which are expected to drive more profitable revenue and improved gross margins despite lower total retail prescription volume.

○ Total e-Commerce revenues were approximately $14.6 million and $13.8 million for the years ended December 31, 2025, and 2024, respectively, an increase of approximately $0.8 million primarily due to an increase in airtime and hardware sales of approximately $0.4 million and a favorable foreign currency impact of approximately $0.4 million. During the year, the Company continued to see strong global demand for satellite-based connectivity and IoT products highlighted by the sales of over 5,000 Iridium and Globalstar devices along with more than 12,000 satellite-enabled trackers and messengers which also set new annual sales records.

●	Overall gross margin for the year ended December 31, 2024, declined to approximately 20% when compared to the prior year of approximately 26%.

○ Gross margin for Healthcare Operations decreased during 2025 to approximately 19% from 26% when compared to 2024 and was primarily attributable to the decrease in pharmacy 340B contract revenue. During the fourth quarter of 2025, the Company successfully reengaged with 340B covered entities and experienced new, higher margin medication fulfillment services exceeding 6,000+ prescriptions per month. This growth is expected to continue into the first half of 2026 with new covered entity contracts commencing combined with increased prescription volumes from contracted medication fulfillment services.

○ Gross margin for e-Commerce Operations decreased slightly during 2025 to approximately 23% from 25% when compared to 2024 due to a service provider airtime contract that expired on December 31, 2024, which introduced new airtime costs beginning January 1, 2025, and temporary rate reductions for some customers affected by ongoing network service interruptions.

●	Total operating expenses for the year ended December 31, 2025, were approximately $19.9 million, a decrease of approximately $20.1 million, or 50%, from total operating expenses for the prior year of approximately $40.0 million, which included a non-recurring impairment loss of approximately $13.7 million. Overall operating expenses declined significantly due to the Company’s ongoing refocusing and streamlining efforts highlighted by a 20% decrease in salaries and wages resulting from reductions in total headcount and executive compensation, and a 49% decrease in professional fees. Management expects further meaningful reductions in operating expenses throughout 2026.

●	Net loss attributable to common stockholders for the year ended December 31, 2025, was approximately $11.7 million, or ($0.44) per diluted share, compared to a net loss attributable to common stockholders of approximately $13.4 million, or ($0.65) diluted earnings per share for the year ended December 31, 2024.

●	The Company ended 2025 with approximately $13.7 million in cash, no meaningful unsecured debt, and approximately $15.0 million in working capital.

Organizational Highlights and Recent Business Developments

●	The Company expanded its senior leadership team with the appointments of Rodney Barreto as Chairman of the Board, David Phipps as Chief Executive Officer, Amanda Ferrio as Chief Financial Officer, and Birute Norkute as Vice President of Healthcare Operations.

●	The Company successfully cut $2+ million in annualized costs across the organization, streamlining operations, eliminating unused office space, and reducing staff headcount by more than 25%.

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During the second half of 2025, the Company prioritized higher margin healthcare business development over traditional retail pharmacy business, recruited new, dedicated sales teams targeting the large 340B and long-term care facility markets, and secured new high volume contracted medication fulfillment services supporting two facilities in Florida.

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The Company continued to grow its e-commerce sales and distribution platforms for satellite connectivity and communications products with new and expanded relationships with leading providers including Globalstar and Iridium in Europe, and more recently, launched sales in Latin America.

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Evaluation of several growth opportunities such as acquisitions and joint-ventures will enable the Company to expand its mail order medication fulfilment offerings nationwide including the potential launch of direct-to-consumer online websites in support of new and existing customers. These growth opportunities and nationwide fulfilment through its partnership with Healthwarehouse.com are expected to significantly expand the Company’s addressable market beyond Florida where the Company’s healthcare segment currently generates nearly $40 million in annual revenue.

Full Year 2025 Conference Call Notification

NextPlat’s Chief Executive Officer and President, David Phipps, its Chief Financial Officer, Amanda Ferrio, and Vice President of Healthcare Operations, Birute Norkute, will host a conference call today, March 31st at 8:30 a.m. Eastern time to discuss the results for the year ended December 31, 2025, as well as other recent developments.

To access the call, please use the following information:

Date:	Tuesday, March 31, 2026
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-800-836-8184
International dial-in number:	1-646-357-8785
Conference webcast link:	https://app.webinar.net/wbRv9ab8NLa

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://app.webinar.net/wbRV9ab8NLa and via the investor relations section of the Company’s website at https://ir.nextplat.com/news-events/ir-calendar/detail/20260331-full-year-2025-results-conference-call. A replay of the conference call will be available after 12:00 p.m. Eastern time through April 7, 2026.

Toll-free replay number:	1-888-660-6345
International replay number:	1-646-517-4150
Replay entry code:	97518#

The financial information included in this press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, to be filed with the Securities and Exchange Commission today.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Years Ended December 31,
	2025	2024
Sales of products, net	$49,665	$55,540
Revenues from services	4,657	10,542
Revenue, net	54,322	66,082

Cost of products	43,374	49,033
Cost of services	42	41
Cost of revenue	43,416	49,074

Gross profit	10,906	17,008

Operating expenses:
Selling, general and administrative	6,043	6,179
Salaries, wages and payroll taxes	10,707	13,303
Impairment loss	—	13,653
Professional fees	2,264	4,401
Depreciation and amortization	540	788
Intangible asset amortization	102	1,709
Loss on settlement of litigation	250	—
Total operating expenses	19,906	40,033

Loss before other (income) expense	(9,000)	(23,025)

Other (income) expense:
Loss (gain) on sale or disposal of property and equipment	213	(94)
Interest expense	64	81
Interest earned	(358)	(731)
Contingent loss on settlement of litigation	1,750	—
Asset write-off	—	111
Other income	—	(2)
Foreign currency exchange rate variance	(206)	65
Total other expense (income)	1,463	(570)

Loss before income taxes	(10,463)	(22,455)

Income taxes	—	(71)
Net loss	(10,463)	(22,526)

Deemed dividend	(1,249)	—
Net loss attributable to non-controlling interest	—	9,100
Net loss attributable to common stockholders	$(11,712)	$(13,426)

Comprehensive loss:
Net loss	$(10,463)	$(22,526)
Foreign currency loss	(52)	(3)
Comprehensive loss	$(10,515)	$(22,529)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(11,712)	$(13,426)
Weighted number of common shares outstanding – basic and diluted	26,535	20,614

Basic and diluted loss per share	$(0.44)	$(0.65)

NEXTPLAT CORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par value data)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash	$13,709	$19,960
Accounts receivable, net	4,014	4,895
Receivables - other	1,930	1,331
Inventory, net	3,396	4,881
Unbilled revenue	292	237
VAT receivable	352	371
Prepaid expenses	463	404
Total Current Assets	24,156	32,079

Property and equipment, net	2,505	3,407

Goodwill	156	156
Intangible assets, net	422	524
Operating right-of-use assets, net	189	812
Finance right-of-use assets, net	—	5
Deposits	37	94
Total Other Assets	804	1,591
Total Assets	$27,465	$37,077

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$8,265	$7,230
Contract liabilities	193	89
Notes payable	416	380
Due to related party	82	48
Operating lease liabilities	158	404
Finance lease liabilities	—	5
Income taxes payable	12	54
Total Current Liabilities	9,126	8,210

Long Term Liabilities
Notes payable, net of current portion	876	1,032
Operating lease liabilities, net of current portion	41	438
Total Liabilities	10,043	9,680

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized; 26,767,882 and 25,963,051 shares issued and outstanding as of December 31, 2025 and 2024, respectively)	3	3
Additional paid-in capital	77,586	75,697
Accumulated deficit	(60,063)	(48,351)
Accumulated other comprehensive loss	(118)	(66)
Treasury stock (at cost, 130,549 shares at December 31, 2025 and no shares at December 31, 2024, respectively)	(100)	—
Equity attributable to common stockholders	17,308	27,283
Equity attributable to noncontrolling interests	114	114
Total Equity	17,422	27,397

Total Liabilities and Equity	$27,465	$37,077